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IGT - Q1 2013 International Game Technology Earnings Conference Call

EVENT DATE/TIME: JANUARY 22, 2013 / 10:00PM GMT

OVERVIEW:
IGT reported 1Q13 total revenues of $530m and GAAP EPS from continuing operations of $0.24. Expects FY13 adjusted EPS of $1.20-1.30.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S
Matt Moyer International Game Technology Management - VP IR
Patti Hart International Game Technology Management - CEO
John Vandemore International Game Technology Management - CFO, Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S
Carlo Santarelli Deutsche Bank - Analyst
Felicia Hendrix Barclays Capital - Analyst
Shaun Kelley BofA Merrill Lynch - Analyst
Robin Farley UBS - Analyst
Joe Greff JPMorgan Chase & Co. - Analyst
Steve Wieczynski Stifel Nicolaus - Analyst
Harry Curtis Nomura Securities Intl. (America) - Analyst
Michael Bothan Citi - Analyst

P R E S E N T A T I O N

Operator

Welcome to International Game Technology’s first quarter in fiscal year 2013 results conference call. (Operator Instructions). This call is being recorded. (Operator Instructions).

I would now like to turn the call over to Matt Moyer, Vice President of Investor Relations. Sir, you may begin.

Matt Moyer - International Game Technology Management - VP IR

Good afternoon, and welcome to IGT’s first quarter fiscal year 2013 earnings conference call. On the call today are Patti Hart, CEO and John Vandemore, CFO.

Before we begin, I’d like to remind listeners our discussion will contain forward-looking statements concerning matters such as our expected financial and operational performance (including our guidance for fiscal 2013), our expectations for the economy in general and the gaming industry in particular, the expected impact of the Double Down acquisition and our strategic, operational and product plans. Actual results may differ materially from the results predicted, and reported results should not be considered as indicative of future performance. Potential risks and uncertainties that could cause our business and financial results to differ materially from our forward-looking statements are included in our filings with the SEC, including our most recent annual report on Form 10-K.

All information discussed on this call is as of today, January 22, 2013, and IGT does not intend and undertakes no obligation to update this information to reflect future events or circumstances.

In addition, on today’s call we discuss certain non-GAAP financial measures, including adjusted earnings per share from continuing operations, adjusted operating expenses, and adjusted earnings per share from continuing operations guidance. Reconciliations of these non-GAAP measures to the GAAP measures we consider most comparable can be found in today’s earnings release, which is posted on the investor relations section of our website, www.IGT.com, and included as Exhibit 99.1 to the Form 8-K we furnished today to the SEC. All references to 2013 or the 2013 year refer to our fiscal year 2013.

With all that in mind, I’ll turn the call over to Patti.

Patti Hart - International Game Technology Management - CEO

Thanks, Matt, and welcome, everyone.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

We are off to a really great start in 2013 with a terrific first quarter, a quarter that we believe demonstrates the strength of our business portfolio and both the effectiveness and efficiency of the day-to-day management of our business.

We are making progress in many areas, but the three critical things that highlight our performance, from my perspective, in this first quarter are, first, our core products continue to perform. We shipped more units in this quarter than in any first quarter in four years.

Secondly, our gaming operations franchise is generating healthy profits. In a challenging environment with gross gaming revenue declines and aggressive investments by our competitors, our franchise continues to lead the market, generating profits and delivering returns for our shareholders.

And third, our social gaming business, through our DoubleDown franchise, adds to our topline growth, while holding our position as the number three top grossing app on Facebook, becoming the number six top grossing iPad app, and growing our average revenue per daily active user from $0.28 last quarter to over $0.30 today, all while leveraging the launch of our legacy content, like Wolf Run in the DoubleDown Casino.

Beyond these three highlights, we are proud of the performance of so many dimensions of our business, including growing total revenues 19% to $530 million, our highest first-quarter performance in four years; expanding adjusted earnings per share from continuing operations 65% to $0.28 and GAAP earnings per share from continuing operations up 41% to $0.24; and increasing North American product sales revenues 54% and units recognized by 89%.

To sum it up, we like what we see at this point in the year, a year that is off to a good start with significant momentum. As previously mentioned, we anticipate a fourth straight year of double-digit growth in adjusted earnings from continued operations. It’s a remarkable track record, with our fourth year expected to be our strongest.

We are building on a stable foundation that will only get better with our continuous improvement approach. It’s very clear we are executing our strategy with an eye towards delighting our customers and returning to our shareholders.

With that, I’ll ask John to share some of the financial details. John?

John Vandemore - International Game Technology Management - CFO, Treasurer

Thank you, Patti.

Overall, we are very pleased with our financial results for the quarter. Meaningful topline growth in North American machine sales and the ongoing ramp-up of social gaming, combined with a healthy expansion in gaming operations margins, drove consolidated results. And despite a challenging environment in portions of our business, a strategic focus on profitability and returns on invested capital continued to prove out.

Let me begin the details with our gaming operations business. While gaming operations remains challenged for a variety of reasons, as reflected by a slight decrease in revenues, our focus on profitability and returns on invested capital is yielding success. In the first quarter, we posted a year-over-year increase in gross margins to 63%, while simultaneously reducing capital expenditures by over 20% and maintaining our installed base above 56,000 units.

Gaming operations’ average revenue per unit was down 7% year over year to $46.80 on lower Mega Jackpot yields and an increased mix of lower-yielding leasing operation games, softer gaming revenue trends in our key markets, and one-time events such as Superstorm Sandy.

In this challenging environment, we continue to be focused on managing our gaming operations business for higher returns and cash flow.

Of course, we are also focused on game performance and we are excited about the play levels of some of our recently released games, such as new versions of Wheel of Fortune and the Beverly Hillbillies, and new content, like Judge Judy.

In addition, we have also taken steps to augment our performance in this area. First, we have added new resources to our Mega Jackpots team that are bringing some great new ideas and thought processes to our gaming operations business.

Second, we are increasing the mix of our franchise titles, such as Wheel of Fortune, which is still our best-performing brand and the one our customers and players love the most. You may be surprised to hear that the Wheel of Fortune franchise is poised to celebrate its 30th anniversary this year, an accomplishment that we will be celebrating along with select customers.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Third, we have developed a new rapid progressive game library launching next month that will combine the strength and familiarity of our core game product with attractive and flexible bonus mechanics.

Fourth, we are investing in direct-to-player marketing efforts through social media and in cooperation with our land-based customers. For example, since launching this program six months ago, we have increased followers to our MegaJackpots’ website and Facebook page from less than 500 to more than 100,000 today. I encourage you all to like our MegaJackpots’ Facebook page to see what we are doing to build our brand on this platform and others.

Overall, we remain focused on generating more with our franchise content and introducing new products that we expect to drive this business forward.

Our product sales business performed extremely well in the quarter, especially in the North American markets. We are confident that our trend of gaining ship share in both new and replacement markets continued in the quarter as total revenues, units recognized, and gross profit all grew. Our consolidated average sales price was down, but this was largely a reflection of the higher mix of video lottery terminal sales and a lower percentage of multi-layer display units sold.

We continue to have strong momentum in our core product sales business. Players and customers alike seem to love our Takes the Cake game, our sequel to the very successful Candy Bars game. And who isn’t excited about the upcoming release of the new Dolly Parton-inspired games, which are available for sale now?

Internationally, our product sales results were relatively consistent with the prior-year quarter on revenues, units, average selling price, and gross margin. Despite the cloudy economic climate in many of our key markets, the infrastructure investments we have made continue to drive progress with our expanding library of localized content and in our systems business.

In our interactive businesses, IGTI, our real-money wagering product, delivered lower revenue, both year over year and sequentially, due to the closure of our European online poker network. That said, our online casino product continues to grow and gain share. In fact, the number of customers featuring our online slot content increased by 20% in the quarter, including in key new markets, such as Italy.

In our social gaming business, DoubleDown revenues grew 15% sequentially on both higher daily active users and bookings per daily active user. In the quarter, we achieved a key milestone by integrating our remote game server with the DoubleDown site. We are now able to launch IGT titles into the DoubleDown Casino in an extremely efficient manner.

In the quarter, we launched the first game directly from our remote game server, Wolf Run, and watched it quickly become the best-performing game in the casino. We followed that last week with the launch of Cats, with similar results.

We remain very excited about DoubleDown’s potential and still expect the transaction to be GAAP accretive by 2014.

First-quarter adjusted operating expenses were 32% of revenues versus 34% a year ago. We expect to leverage our strong revenue growth this year into even higher operating income and earnings-per-share growth through responsible cost controls and increasingly efficient research and development expenditures, which can now be leveraged to benefit both our land-based and online products alike.

At quarter end, cash and short-term investments, inclusive of restricted amounts, totaled $277 million. Contractual debt obligations decreased during the quarter by $75 million, reflecting cash payments made to repay borrowings under our credit facility.

In the quarter, we also completed our accelerated share buyback and received 2.5 million more shares. We repurchased a total of 30 million shares under the program at an average price of $13.22 per share. We expect to resume normal open market repurchases during the remainder of 2013.

In the quarter, we generated approximately $95 million in operating cash flow, an increase of $30 million versus last year’s first quarter on improved operating results and lower working capital requirements.

As has been our recent practice, after the first fiscal quarter we are not updating our guidance for the year. Rather, we are confirming our adjusted earnings-per-share guidance of $1.20 to $1.30 per share, and note that this implies growth of between 15% and 25% over fiscal 2012. We feel this guidance reflects the positive momentum in our business, as well as current economic conditions globally and the improving sentiment of our customers toward our products and our services.

As Patti said, we had a remarkable first quarter. We believe we have the right strategy in place and can quickly adjust to market demands and deliver consistent, strong financial results. Back to you, Patti.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Patti Hart - International Game Technology Management - CEO

Thanks, John. It really was a tremendous first quarter with revenues in excess of $500 million, our highest first quarter in four years. Our global portfolio of products and our best-in-class content, coupled with our diverse distribution, continue to deliver consistent, strong financial results.

For 2013, our objectives, as we shared with you before, remain consistent. Reinforcing our leadership position in the core business, that’s job one at IGT. Increasing revenues and profitability in international markets. Third, propelling our game content across the industry’s broadest global network, and lastly, but certainly the most important, returning capital to shareholders in a consistent, efficient manner.

We are executing on a strategy that is creating value for our shareholders, and we believe that we will continue our momentum throughout the remainder of 2013.

Before we take your questions, as many of you know, an investment manager in collaboration with a former IGT Chairman has nominated three candidates for election to the Company’s Board at the 2013 annual meeting. Our Board strongly believes that our current group of directors brings a diverse and appropriate set of skills and experiences to our Board room, and therefore we recommend strongly that shareholders vote for IGT’s eight highly qualified and experienced directors and reject the opposing slate of three candidates.

Of course, the purpose of today’s call is to discuss our exceptional first-quarter results. We respectfully request that you keep the nature of your questions to the financial performance of the Company. With that, we thank you and we’d like to take your questions.

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator Instructions). Carlo Santarelli, Deutsche Bank.

Carlo Santarelli - Deutsche Bank - Analyst

Hey, good afternoon, everyone. John, quickly on the buyback, I know you touched on it a little bit. With respect to the accelerated repurchase and then, obviously, your blackout period, was there any significant amount of time during your fiscal Q1 where you were actually able to buy stock in the market?

John Vandemore - International Game Technology Management - CFO, Treasurer

No, not a significant amount of time, no.

Carlo Santarelli - Deutsche Bank - Analyst

Okay, great. And then, a quick follow-up, just on product sales. Obviously, I think the North American replacement number was 5,100. Could you guys break out what was Canada in that mix, and our expectations for Canada for the year still around 10,000?

John Vandemore - International Game Technology Management - CFO, Treasurer

I will tell you there were about 1,600 units relating to Canada in that number, and our expectations for Canada remain consistent with what we’ve previously disclosed.

Carlo Santarelli - Deutsche Bank - Analyst

Great, that’s helpful. Thank you very much.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Operator

Felicia Hendrix, Barclays.

Felicia Hendrix - Barclays Capital - Analyst

Hi, thank you and good afternoon. If we could just stay on the replacement market for a second, just — you had a great quarter there. Obviously, some of that was Canada, but given that Canada came in a little bit lower than we expected, definitely some upside just in underlying business. Wondering if you’re seeing any change at all in the replacement market?

Patti Hart - International Game Technology Management - CEO

I would say the replacement market, the domestic replacement market, is kind of continuing to bump along, as we have previously indicated, I would say, with a certain amount of uncertainty and ever-changing, I would say.

So I think the good news for us at IGT is that because we have such a strong product lineup that as the capital ebbs and flows, we have the opportunity to maximize the percent of that capital that comes to us as customers buy. So it tends to be — it depends on who you talk to and when you talk to them, but we would say cautiously optimistic with overall replacement, but increasingly optimistic with our opportunity to take more than our fair share of what comes in the market.

Felicia Hendrix - Barclays Capital - Analyst

Great, thanks. And Patti, can you just touch briefly if you have any concerns regarding Hi5 entering the social gaming space and their recent early success there?

Patti Hart - International Game Technology Management - CEO

I think that, you know, we have a good relationship with the Hi5 guys and they build really good product for us under the contract we have with them.

Hi5 wouldn’t be on my radar screen currently of people I worry about in the social gaming space. I think they’re very good people, they make good games, but the social gaming space is a very difference space. Learning how to work with Facebook, learning how to respond to Facebook, learning how to market direct to consumers is an art. It takes a very long time, one of the things we feel like that came to IGT through the DoubleDown acquisition.

So they make good games, but making good games is part of it. Getting them to market, as we demonstrated, I think, this quarter with our average booking per user going from $0.28 North of $0.30, I mean, that’s really significant when you see Zynga sitting down in the single digits. So it’s not just building good games. That’s a big part of it, but it also is the distribution, the marketing, the conversion, and the management of churn in that marketplace that really makes a difference.

Felicia Hendrix - Barclays Capital - Analyst

Okay, great, that’s really helpful. Thanks a lot.

Patti Hart - International Game Technology Management - CEO

Sure, thank you.

Operator

Shaun Kelley, Bank of America Merrill Lynch.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Shaun Kelley - BofA Merrill Lynch - Analyst

Hey, good afternoon, guys. Just a question on the gaming operations segment. Yields again were down, I think, 7% in the quarter. Wondering if you could just elaborate a little bit. I believe your guidance for the full year contemplated getting to flat yields for the full year. Do you think that’s still possible after the performance this quarter? And how do you expect that trend throughout the rest of the year?

John Vandemore - International Game Technology Management - CFO, Treasurer

I think that’s still possible, but obviously we’re watching that market closely. As we indicated in our comments, gross gaming revenue trends in our key markets was a primary culprit in the yield declines we’ve seen thus far, as well as other one-time events, but we’re still targeting that going forward for the year.

Patti Hart - International Game Technology Management - CEO

Yes, and I think, Shaun, I think it’s just worth noting — John mentioned in his remarks — that our approach to that market is really kind of a fulsome approach.

Certainly, the right games are very important, but it’s broader than that. It is really about packaging that, getting the right placement on the floor, and promotion. We’ve done a lot of work, as John indicated, around this MegaJackpots social media campaign to market direct to consumers. You’ll see some work we’re going to do around the Wheel of Fortune 30th anniversary, along with one of our largest customers on direct-to-consumer marketing, and so it really is — and very judicial capital deployment.

We’re very methodical about looking at the capital. We will not chase yields with inefficient capital. We made that decision as a Company. When the gross gaming revenues are under pressure, like they are, you have to think about our game ops business as a mini casino, and so it has all the same pressures that a casino operator has. The only difference is we don’t own the marketing.

So we’re going to have those pressures and we’re going to have them greater than any of our competitors because our share of this market is so great. So that’s the way we think about it, and we, I think, are being smart as you can see in the gross margins in the business about when and when not to use capital to drive yield.

Shaun Kelley - BofA Merrill Lynch - Analyst

That’s very clear in terms of, obviously, the improvement in the gross margin side or the offset there.

So I guess my second question was just back over to product sales. I think in the prepared remarks when you were talking about the ASP declines, you mentioned both the VLT mix, which is clearly understandable, given the Canada element, but I think you also mentioned something quickly about fewer MLDs, and just if you could elaborate a little bit on what drove the size of the ASP decline and if gross margins are going to be sustainable, because it looks like gross margins were up, even without the $5 million royalty settlement.

John Vandemore - International Game Technology Management - CFO, Treasurer

Yes, so Shaun, let me answer that in two parts. The ASPs, it was primarily — the ASP decline was primarily VLTs, but we did have a lower percentage of MLD units in the quarter. Last year, we had a significantly higher percentage, a uniquely higher percentage, at about 60%. This year, that was more like a quarter and that definitely contributed, but the primary culprit for the ASP decline was the VLT and particularly the Illinois units, in addition to the Canadian units, that come in at a lower price point.

On the margin side, the uptick in product sales margin was really attributable to non-box, in particular, intellectual property contributions in the quarter. So we would expect margins to be more comparable to prior year, excluding that one-time effect.

Patti Hart - International Game Technology Management - CEO

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

And we also had much less discounting. Discounts were very favorable in the quarter, which also contributed to the margin lift.

Shaun Kelley - BofA Merrill Lynch - Analyst

Great, thanks, guys. I appreciate the color.

Patti Hart - International Game Technology Management - CEO

Sure, thanks.

Operator

Robin Farley, UBS.

Robin Farley - UBS - Analyst

Thanks. I wonder if you could tell us, I guess either of you, is there a certain percentage of your game ops installed base that’s fully depreciated at this point or kind of an average life of the game ops installed base out there?

And then, I think on the last earnings call you guys talked about what your ship share — what you thought your ship share was, and I know everybody else hasn’t reported yet, but do you have a similar sense of where your ship share was for the December quarter?

John Vandemore - International Game Technology Management - CFO, Treasurer

Robin, thank you for the question. I think game ops, the depreciation — we don’t look at it, at the total depreciated number of boxes out there versus non. What we look at is the depreciation of the contribution against the margins, and game ops margins were improved because of lower jackpot expense and depreciation, so it was one of the top two contributors to the margin improvement. And I’m sorry, I forgot your second question (multiple speakers)

Ship share, yes, sorry. So ship share, being the first to report, it’s difficult for us to put a number on ship share because we don’t know what our competitors, but we’re pretty confident that it remains in kind of what we’ve seen over the last couple of quarters, high 30s.

Robin Farley - UBS - Analyst

Okay, and on the question about depreciation, I guess I’m just trying to get a sense of like how much more room is there for the margins to be improved due to just depreciation. In other words, if that’s going to be a positive driver for your margins, how far through that are we?

John Vandemore - International Game Technology Management - CFO, Treasurer

Yes, I mean, again that’s difficult to say. There were multiple contributions to the margin improvement in this quarter.

I would expect that we’re at least going to be where we have been kind of on average the last two quarters going forward, and we’ll get continued benefit. But again, we don’t look at it just at the depreciation. As Patti mentioned, we’re looking at the strategic deployment of capital where we have opportunities, and if we have opportunities to put more capital to work, we will. That will then, consequently, carry with it higher depreciation.

So we really try to manage it at the gross margin line on an aggregated basis, which includes depreciation, but many other elements of the business as well.

Patti Hart - International Game Technology Management - CEO

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

I do think, Robin, that there’s more legs on the depreciation only from a timing perspective because we really began the deployment of the current hardware that’s in the marketplace just over two years ago.

So if you look at it just from a calendar perspective, there’s more room, but it’s always looking at how much room is there versus any changes you might have to make to your product to the marketplace.

I think the other thing that we’re working on hard to contribute to margins is brand licensing fees, and so we’ve been doing a lot of work around that. Two of our best performing wider progressive games that we’ve launched since G2E are the MegaJackpots blast and the Wheel of Fortune whatever it is — Wild Wedge, or something like that. But they are just, again, very focused on — which I think, if you look at the suppliers in general, there’s been a great movement to absorbing more licensing costs, and we really have tried to go back and look in our portfolio of those things that work for us and re-use those. So I think there’s room in the margins there as well.

Robin Farley - UBS - Analyst

Okay, great. Thank you.

Patti Hart - International Game Technology Management - CEO

Yes, thank you.

Operator

Joe Greff, JPMorgan.

Joe Greff - JPMorgan Chase & Co. - Analyst

Good afternoon, everybody. Another question on the gaming operations segment. John, you mentioned earlier you, I guess, had four points to improve the gaming operations performance, among them adding resources to the MegaJackpots team, increasing them into franchise titles.

When you look at the steps that you’re taking there, what are the metrics that — are you looking at, just quantifiable metrics that you’re looking at over what time frame to gauge the efficacy of these? I’m presuming you’re looking at yield, you’re looking at gross margins, but if you can help us sort of — maybe highlight some of those things that you’re looking at so we can measure them as well, that would be great.

John Vandemore - International Game Technology Management - CFO, Treasurer

Yes, happy to, Joe. Yield is the primary one. We also look at the churn of our games in the field, how quickly new games churn out, where they perform against our expectations internally, as well as the average.

I would tell you we also look at the lifetime of the models that we know are convertible. As Patti said, at some point in time we will respond to the market if we need to refresh those, but the longer we can keep those units in the field, the better the margin performance for us.

On the franchise side, we look at the percentage of units associated with our key franchise titles and where that’s trending. It’s been up significantly on our key franchises over the last three years. And then, I think you look at the game performance of the new games coming into the field. That’s one of our primary leading indicators.

I think it also, as Patti mentioned, will take time for some of these marketing efforts to come in, but I certainly take it as an encouraging sign that we’ve been able to increase the direct-to-player marketing on the MegaJackpots website and the Facebook page. While that may not directly stimulate yields that we can see today, it certainly builds brand awareness and brand familiarity, and I’m sure it contributes to the fact that the MegaJackpots game, Megabucks, is one of our better-performing new game launches.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Patti Hart - International Game Technology Management - CEO

(Multiple speakers). I think, Joe, just to add one, I’m sorry to jump on top of you, but I think one of the other things is that this MegaJackpots business, forgetting the game ops in total, but the sub-set of MegaJackpots, it has historically tended to be a very hits-driven business, right?

And so, in our case because we have so much floor share, we can’t afford to just have one or two hits and be successful. We have a full portfolio, given our share of the floor that we currently are responsible for.

So one of the other things that we look — we look at profit per unit, which is a very important metric for us in the Company. We look at return on invested capital, so new capital that we’ve put into the market in 2012, what’s the return looking like in 2013 on game ops capital specifically to MegaJackpots, very important. And we look at early life churn, which is a real — in a hits-driven business, is a very important thing to keep your eye on.

So if a game goes out and churns early life, that tells you something versus it churned over an expected lifetime.

And so, I would say we’re looking at all of those things. It’s a fairly elaborate matrix, very different today, as we talked about at the investor day, than it was when you could put a game in and if it didn’t work, you could move it to a new opening. You could move that hardware.

Today, when you have — you don’t have anything at the end of your funnel, you really have to be smarter about the product that goes out the door. So you have to turn it from being so hits-driven and being more launch of products and react to the product when it’s in the market. So there’s a lot of that work going on, as well.

Joe Greff - JPMorgan Chase & Co. - Analyst

Is the $38 million of CapEx a sustainable number, or at some point do you need to meaningfully bump that up? And then, I have one other question on social gaming.

Patti Hart - International Game Technology Management - CEO

Yes, go ahead.

John Vandemore - International Game Technology Management - CFO, Treasurer

Again, it will be responsive driven, based on what’s available in the market. We won’t hesitate to deploy capital where it promises a return.

Just to be clear, the gaming ops CapEx was about $30 million. $38 million was the total.

But we will put capital to work where the return profile make sense for us. Given what we know, given the pace of what we see today, again we would probably point you towards last year’s CapEx and you should assume that we’ll be at or below that for the full year.

Joe Greff - JPMorgan Chase & Co. - Analyst

Great. DoubleDown’s revenue was up nicely, 50% sequentially, and the contingent acquisition related cost was down nicely, sequentially. Can you help us reconcile or maybe understand the relationship or lack of relationship there? Have you had to think about those contingent costs going forward? And that’s all for me. Thank you.

John Vandemore - International Game Technology Management - CFO, Treasurer

Again, so the primary reason why the acquisition-related costs were down in the quarter is last quarter we took a wholesale review of the business and, if you will, kind of marked the expected earnout to market. It’s not something we do every single quarter with as much robustness as we would do at the year-end.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

So if you look at the charges this year, under $3 million were associated with marking up the expected earnout payment. The rest are the continuing charges associated with the amortization, as well as the retention payments, and I would assume that some level of that is static and particular the retention and the amortization is going to be static throughout the year. What will really vary is our expectations on the earnout payment, and we will revisit that every year.

I wish I could give you a better indicator, but that’s one of the challenges of the accounting policies that we’re forced to follow there. So I would assume there will be more charges associated with that marking that earnout payment up over the course of the year. It’s just hard to quantify that number.

Operator

Steve Wieczynski, Stifel Nicolaus.

Steve Wieczynski - Stifel Nicolaus - Analyst

Good afternoon. So Patti, can you just give an update on what you’re seeing in terms of the North American pricing environment and what you’re seeing from a discounting view as well?

Patti Hart - International Game Technology Management - CEO

As I mentioned earlier, discounts for us in the quarter were down pretty significantly, and I think on the strength of our game portfolio, both in the Illinois VLT market and the Canadian market and then just generally in the regional and destination casinos.

Again, I would say that from my perspective, it hasn’t really changed all that much, Steve. It really kind of continues to flow along where it is. Things are very situationally driven. We again have the great advantage of having the broadest product portfolio, so we have the opportunity to package products that keep us away, sometimes, from just straight out discounting, but I would say it’s a fight for every machine.

I think — again, I mentioned that in New York as well, and so the world has moved from battling for hundreds of units in an order to battling for tens of units in an order, and that’s the environment we’re in and likely to be in for quite some time, and it’s really getting your workforce prepared for battle at that level is a change. And you have to change the way you think about your company and about the way you run your company and the way you motivate your people.

So I would say it looks — I’m coming on four years that I’ve been at IGT. I keep thinking every quarter it’s the fiercest I’ve ever seen, but I would say it’s kind of hanging in there. It looks about the same it has for about the last year.

Steve Wieczynski - Stifel Nicolaus - Analyst

Okay, thanks. And then, John, in terms of — I know you talked about the guidance, that you guys will not change that after the first quarter. Is that going to basically be true going forward as well? I mean, is this something where — you had a pretty good quarter and I’m trying to understand why you’re not updating it now.

John Vandemore - International Game Technology Management - CFO, Treasurer

My perspective is that the first quarter is such a short period of time and there’s so many variables that can move around on the year that we prefer not to make a change unless there’s an extraordinary reason to do so.

Obviously, there’s no extraordinary reason this quarter certainly to the downside, and that’s why we affirm at $1.20 to $1.30.

I would just reiterate something we said beginning with this guidance, which is there’s a lot of timing at play in some of the sizable orders, and try as we may, sometimes those ebb and flow, and to the extent they move in or out of a quarter or a year, that can impact us. The international markets tend to still be — have a bit of a cloud with the economic climate, as we mentioned.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

And then, the underlying trends in gross gaming revenue are just difficult to predict. I think everybody was surprised by the November results, and looking at December, I assume we expect more of the same. So my guess is those will still fluctuate.

But we’re definitely confirming the guidance we left and we’ll seek to update that to give you more clarity, to the extent we can, at the end of the second quarter.

Steve Wieczynski - Stifel Nicolaus - Analyst

Okay, great. Thanks, guys.

Operator

Harry Curtis, Nomura.

Harry Curtis - Nomura Securities Intl. (America) - Analyst

Hi, good evening. Going back to interactive, when you include SG&A in R&D, factoring those into the quarter, what’s the pretax impact on your P&L of the interactive segment? Can you give us a sense of whether it’s accretive to earnings, not accretive to earnings, and to what degree?

John Vandemore - International Game Technology Management - CFO, Treasurer

Yes, so I apologize, Harry. We don’t give that much color on it, but I would say that certainly if you look at the revenue increases, those are extremely favorable. The margin is extremely similar to some of our other high-margin businesses, which we like, and long term we expect the flowthrough to be consistent with the rest of our business, down through the operating income line.

That being said, we still continue to invest on the operating expense side in that business. We still see opportunities for growth on the revenue side that far outstrip the investments we need to make, and we want to continue to feed that business the amount of operating expense and capital that it needs to continue to grow.

Harry Curtis - Nomura Securities Intl. (America) - Analyst

Can you give us some magnitude or a range of impact that it has and what your hoped-for timing is as far as when it might become accretive?

John Vandemore - International Game Technology Management - CFO, Treasurer

Our expectation is that it will be accretive to 2014 for us. The best indicator I can give you is if you look at our operating expense increase year over year, the vast majority of that is attributable to the investments we’re making on the interactive side.

Harry Curtis - Nomura Securities Intl. (America) - Analyst

Okay, very good. Thank you.

Operator

[Michael Bothan], Citi.

Michael Bothan - Citi - Analyst

Hi, guys, just a quick clarification question. Out of the 5,100 replacement units, how many of these are (technical difficulty) the VLT market? In Canada?

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

John Vandemore - International Game Technology Management - CFO, Treasurer

So Canada is accounted for in the replacement category for us, and that was about 1,600 units. There are no other meaningful VLT sales in that number that I’d call out.

Michael Bothan - Citi - Analyst

Okay, great. (Technical difficulty) pretty much, you know, remained flat. I suppose what’s your outlook for this segment of your business?

Patti Hart - International Game Technology Management - CEO

I’m sorry.

John Vandemore - International Game Technology Management - CFO, Treasurer

Sorry, Michael, you cut out there.

Patti Hart - International Game Technology Management - CEO

Michael, we missed half of that question.

Michael Bothan - Citi - Analyst

Sorry. With the international segment, your (technical difficulty) flat. What’s your outlook for this segment?

John Vandemore - International Game Technology Management - CFO, Treasurer

We continue to put effort behind international. We’ve obviously made many investments there in the infrastructure, augmenting our sales force. We’re in this year completing the last leg of our globalization effort in the international markets with the implementation of SAP globally.

The international markets are a bit difficult to call, given the ebbs and flows that we see in both the macroeconomic climate and the behavior of some governments. We’re still looking for growth in the year, but to the extent those factors come into play more significantly than they already have, that will impact our view. But I’d say we’re still looking for slight growth in the segment as it stands.

Michael Bothan - Citi - Analyst

All right, great. Thank you.

John Vandemore - International Game Technology Management - CFO, Treasurer

Thank you, Michael.

Patti Hart - International Game Technology Management - CEO

Thank you. I guess that was our last question, so we want to say thanks to everyone for joining us today during our progress report and we really appreciate your continued interest in IGT. Thanks very much.

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JANUARY 22, 2013 / 10:00PM GMT, IGT - Q1 2013 International Game Technology Earnings Conference Call

Operator

Thank you. This concludes today’s conference. You may disconnect at this time.

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Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

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